Exhibit 99.1

Press Release

Fathom Digital Manufacturing Corporation Appoints Carey Chen as Chief Executive Officer

HARTLAND, WI – October 23, 2023 — Fathom Digital Manufacturing Corp. (NYSE: FATH) (“Fathom” or the “Company”), an industry leader in on-demand digital manufacturing services, today announced that its Board of Directors has appointed Carey Chen as Chief Executive Officer of the Company. Mr. Chen will succeed Ryan Martin, effective immediately.

Mr. Chen has served as a member of Fathom’s Board of Directors since the Company became publicly listed in 2021 and served as a director of Fathom’s predecessor companies dating back to 2019. He is a widely respected business leader with significant global manufacturing experience coupled with an extensive background in supporting companies across the industrials landscape.

Prior to being appointed CEO of Fathom, Mr. Chen served as the President of Altix Corporation, a management consulting firm serving a broad array of industrial manufacturing companies. He also previously served as Chief Executive Officer of Cadrex Manufacturing Solutions and Incodema Holdings LLC, and as Executive Chairman and President of Cincinnati Incorporated. During his tenure at Cincinnati Incorporated, Mr. Chen led, at the time, the launch of the largest 3D printer in the world. He has also served on the Board of Directors of New Valence Robotics Corporation and Digital Alloys, Inc., both of which are additive manufacturing startups from MIT specializing in plastic and metal 3D printing systems and service bureau solutions.

“Fathom Digital Manufacturing is moving in a critical strategic direction aimed at fortifying our future in the on-demand digital manufacturing services industry,” said TJ Chung, Chairman of Fathom’s Board of Directors. “Given Carey’s proven track record, his expertise leading complex industrial companies, and his intimate knowledge of Fathom, we are confident his leadership is the ideal fit to drive the Company forward as we work towards achieving our next phase of growth.”

Mr. Chung, added, “On behalf of the entire Board, I would also like to thank Ryan Martin for his leadership and the numerous contributions he made in helping Fathom grow into an industry leader. We wish him well in his future endeavors.”

Carey Chen, Fathom’s incoming Chief Executive Officer, said, “The on-demand digital manufacturing services space continues to evolve. We have a significant market opportunity to further develop emerging technologies and pioneer new standards in on-demand digital manufacturing with 3D printing services, metal cutting, CNC machining, injection molding, amongst other capabilities to further meet and exceed our customers’ needs. I am energized and excited to work with Fathom’s talented team and help take the Company to even greater heights.”

Mr. Chen earned an MBA from the University of Illinois at Urbana-Champaign and a BS in Applied Mathematics from the University of California at Los Angeles.

About Fathom Digital Manufacturing

Fathom is one of the largest on-demand digital manufacturing platforms in North America, serving the comprehensive product development and low- to mid-volume manufacturing needs of some of the largest and most innovative companies in the world. With more than 25 quick turn manufacturing processes combined with an extensive national footprint, Fathom seamlessly blends in-house capabilities across plastic and metal additive technologies, CNC machining, injection molding and tooling, sheet metal fabrication, design and engineering, and more. Fathom has more than 35 years of industry experience and is at the forefront of the Industry 4.0 digital manufacturing revolution, serving customers in the technology, defense, aerospace, medical, automotive, IOT sectors, and others. Fathom’s certifications include: ITAR Registered, ISO 9001:2015 Design Certified, ISO 9001:2015, ISO 13485:2016, AS9100:2016, and NIST 800-171. To learn more, please visit www.fathommfg.com.

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